EXHIBIT 10.19
UNITED FINANCIAL BANCORP, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

THIS EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN (this “Plan”) was established January 21, 2015 (the “Effective Date”) to provide for change of control benefits to certain eligible executives of United Financial Bancorp, Inc., a Connecticut corporation (the “Company”), United Bank and their affiliates in the circumstances described in this Plan.

1.    General Eligibility. An executive is eligible for the benefits provided under this Plan (each such executive, referred to as the “Participant”) only if (i) the Compensation Committee (the “Plan Administrator”) of the Company’s Board of Directors (the “Board”) designates the executive as eligible to participate in the Plan and (ii) the Company provides the executive with a letter agreement (the “Participation Letter”) signed by a duly authorized officer of the Company confirming the executive’s eligibility for this Plan. The Participation Letter shall designate each executive as either a “Tier 1 Participant,” a “Tier 2 Participant” or a “Tier 3 Participant” in the Plan. As a condition to participation in the Plan, the Participant must counter-sign the Participation Letter within ten (10) days after it is provided to them, agreeing to be bound by all of the terms and conditions of this Plan. Subject to Section 2 of this Plan, the Committee may, in its sole discretion, terminate a Participant’s participation in the Plan upon written notice of such action.

2.     Term; Termination; Amendments. The period of this Plan shall commence on the Effective Date and shall continue until terminated by the Board (the “Term”). No termination and no amendment to the Plan by the Board that reduces benefits and no action by the Committee to terminate a Participant’s participation in the Plan shall be effective until the one (1) year anniversary of the date that notice of such termination or amendment has been provided to any affected Participant; provided, that no such termination or amendment will be effective if a Change in Control (as defined below) occurs during the one (1) year notice period or if such termination or amendment is adopted during a Change in Control Protection Period (as defined below).

3.    Termination During a Change in Control Protection Period. Subject to the conditions in Sections 6, 7 and 8 of this Plan, if the Participant’s employment is terminated within a Change in Control Protection Period, either (1) by the Company other than for Cause (as defined below) or (2) by the Participant for Good Reason (as defined below) then:

(a)    The Participant shall be entitled to receive the following cash severance payments in a lump sum within ten (10) days following termination, subject to later payment if and as provided in Section 9:

(i)    an amount equal to the applicable Change in Control Multiple times the sum of the Participant’s (x) then base salary (or, if greater, base salary for the year immediately preceding the Change in Control) plus (y) his or her target bonus for the fiscal year during which the termination occurs (or, if greater, for the year immediately preceding the Change in Control); and

(ii)    an amount equal to a pro rata portion of the Participant’s target bonus for the fiscal year during which the termination occurs (or, if greater, for the year immediately preceding the Change in Control) based on the total number of days in the performance cycle that the Participant was employed by the Company.

(iii)    a cash allowance for outplacement and job search activities in the amount of the lesser of ten (10) percent of the base salary used for purposes of (i) above or $25,000.

(b)    The Participant shall be entitled to receive continued health insurance coverage for the Participant and his or her immediate family at no cost to the Participant for a period equal to eighteen (18) months following the date of termination of employment at no cost to the Participant; provided that such coverage shall cease on the date the Participant is eligible for medical coverage through another employer. At its sole discretion, the Company may satisfy this obligation by providing additional cash severance equal to the amount the Company would pay toward such coverage for an active employee and allowing Participant to enroll in such coverage via COBRA at their cost, or a cash subsidy to Participant equal to the cost of substantially identical coverage through an individual policy, in each case if (i) coverage under the Company’s plans cannot be provided pursuant to the terms of the Company’s group health plan(s), or (ii) coverage under the Company’s plans would result in the plan being discriminatory under the Internal Revenue Code (Section 105(h) or successor provision) or in an excise or penalty tax under any applicable law or regulation.

(c)    The Participant shall also be entitled to receive such other compensation or benefits (other than severance benefits and a cash bonus for the year in which termination occurs) as are provided in accordance with the terms and conditions of any applicable plans and programs of the Company.

(d)    The rights of a Participant upon a Change in Control in connection with outstanding equity awards shall be determined solely by reference to the terms and conditions of the applicable equity plan and the Participant’s award agreement thereunder.

4.    Definitions. For purposes of this Plan, the following definitions shall apply:

(a)    A termination for “Cause” shall mean termination on account of the occurrence of any of the following events:

(i)    the Participant’s malfeasance or nonfeasance in the performance of the material duties or responsibilities of his or her position with the Company or any of its subsidiaries, or failure to timely carry out any material lawful and reasonable directive of the Company, in each case if not remedied within fifteen (15) days after receipt of written notice from the Company describing such malfeasance, nonfeasance or failure;

(ii)    the Participant’s embezzlement or misappropriation of any material funds or property of the Company or any of its subsidiaries or of any material corporate opportunity of the Company or any of its subsidiaries;

(iii)    the conduct by the Participant which is a material violation of this Plan or any other agreement between the Participant and the Company or any of its subsidiaries or affiliates in each case, that is not remedied within fifteen (15) days after receipt of written notice from the Company describing such conduct;

(iv)    any material violation of any generally applicable written policy of the Company previously provided to the Participant, the terms of which provide that violation may be grounds for termination of employment in each case, that is not remedied within fifteen (15) days after receipt of written notice from the Company describing such conduct;

(v)    the commission by the Participant of an act of fraud or willful misconduct or Participant’s gross negligence, in each case that has caused or is reasonably expected to result in material injury to the Company or any of its subsidiaries; or

(vi)    the Participant’s conviction of any felony or of any misdemeanor involving moral turpitude.

Any termination for Cause of a Participant shall be effective only upon (i) a determination by the majority of the Board in good faith that Cause exists, (ii) receipt by the Participant of a notice in accordance with Section 13 stating in reasonable detail the facts and circumstances alleged to provide a basis for termination for Cause and (iii) the Participant has been given a reasonable opportunity to be heard by the Board (together with legal counsel) (such opportunity to be given within thirty (30) days of the Participant’s receipt of the notice set forth in (ii) above).

(b)    A “Change in Control” of the Company shall be deemed to have occurred if, as the result of a single transaction or a series of transactions, the event set forth in any one of the following paragraphs shall have occurred:

(i)the Company merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result, with respect to the Company, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by “Persons” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) who were stockholders of the Company immediately before the merger or consolidation;

(ii)any Person (other than any trustee or other fiduciary holding securities under an employee benefit plan of the Bank or the Company), becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the resulting corporation representing 50% or more of the combined voting power of the resulting corporation’s then-outstanding securities;

(iii)during any period of twenty-four months (not including any period prior to the Effective Date of this Agreement), individuals who at the beginning of such period constitute the board of directors of the Company, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in subparagraphs (i), (ii) or (iv) hereof, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s securities) whose election by the board of directors of the Company or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(iv)the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

(c)    “Change in Control Multiple” shall mean (x) two (2.0) times for a Tier 1 Participant, (2) one and one half (1.5) times for a Tier 2 Participant or (z) one (1.0) times for a Tier 3 Participant.

(d)    “Change in Control Protection Period” shall mean (i) the twenty four (24) month period beginning on the date of any Change in Control occurring after the Effective Date and (ii) the six (6) month period prior to the date of any Change in Control, if the Participant is terminated during such six-month period and such termination (x) was at the request of a third party who had taken steps reasonably calculated or intended to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of the Change in Control.

(e)    “Good Reason” shall mean, for any termination that occurs during a Change in Control Protection Period, the occurrence of any one of the following without the Participant’s prior written consent:

(i)    any material adverse alteration (including an adverse change to Participant’s upward reporting requirements) or material diminution in the Participant’s authority, duties or responsibilities as in effect immediately prior to the occurrence of a Change in Control (or, if any changes to such Participant’s authority, duties or responsibilities were made in connection with or in anticipation of the Change in Control, as in effect immediately prior to such changes;

(ii)    a reduction in the Participant’s base salary or target bonus opportunity (as determined by the Compensation Committee in good faith), except as part of a reduction of less than ten percent (10%) that is applicable to all of the Company’s senior executives;

(iii)    a relocation of the offices at which the Participant is principally employed, which relocation increases the distance between the Participant’s residence and such offices by more than thirty five (35) miles, but excluding required and appropriate travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations prior to the Change in Control; or

(iv)    the Company’s failure to obtain assumption of this Plan by a successor within ten (10) days of a Change in Control;

provided, however, that in each such case: (i) the Participant notifies the Company of the occurrence of Good Reason within sixty (60) days after the Participant becomes aware (or should have become aware) of the applicable facts and circumstances giving rise to the occurrence; (ii) the Company shall have the right, within thirty (30) days after receipt of such written notice (which shall set forth in reasonable detail the specific conduct of Company that constitutes Good Reason and the specific provision(s) of this Plan on which the Participant relies), to cure the event or circumstances giving rise to such Good Reason and, in the event of the Company so cures, such event or circumstances shall not constitute Good Reason hereunder; and (iii) if the Company fails to cure the event or circumstance giving rise to such Good Reason, the Participant resigns within thirty (30) days after the expiration of the thirty-day cure period. In any event, for a termination to be considered for Good Reason hereunder, the termination must occur no later than ninety (90) days after the initial existence of the condition alleged to give rise to Good Reason. A Good Reason termination shall be treated as an involuntary separation from service for purposes of Code Section 409A.

5.    Disqualifying Terminations. Notwithstanding anything herein to the contrary, the Company will not be obligated to pay severance benefits to a Participant under this Plan if the Participant’s termination is the result of:

(i)    a voluntary termination by the Participant (a separation, including a voluntary retirement, initiated by the Participant) other than for Good Reason;

(ii)    the Company having terminated the Participant for Cause; or

(iv)    the death or disability (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) of the Participant.

6.    Change in Control Best Payments Determination. In the event the benefits described in Section 3 (the “CIC Severance Benefits”), taken together with all other benefits payable to the Participant in connection with a Change in Control, could subject the Participant to an excise tax under Section 4999 of the Code (the “Excise Tax”), then notwithstanding the provisions of Section 3 the Company shall reduce the CIC Severance Benefits (the “Benefit Reduction”) under Section 3 by the amount necessary to result in the Participant not being subject to the Excise Tax if such reduction would result in the Participant’s “Net After Tax Amount” attributable to the CIC Severance Benefits described in Section 3 being greater than it would be if no Benefit Reduction was effected. In the event of any over or under reduction pursuant to the previous sentence, the amount of the Benefit Reduction shall be adjusted (and any additional payments by the Company or any required repayments by the Participant, as applicable, shall be promptly made) to the minimum amount necessary to result in the Participant not being subject to the Excise Tax. For this purpose “Net After Tax Amount” shall mean the net amount of CIC Severance Benefits the Participant is entitled to receive under this Plan after giving effect to all federal, state and local taxes which would be applicable to such payments, including, but not limited to, the Excise Tax. The determination of whether any such Benefit Reduction shall be effected shall be made by a nationally recognized public accounting firm, selected by the Company and reasonably acceptable to Participant, and such determination shall be binding on both the Participant and the Company.

7.    Release. Notwithstanding anything in this Plan to the contrary, the receipt by the Participant of any payments or benefits under this Plan is further subject to the Participant executing, delivering and not revoking a release of claims in a form acceptable to the Company within twenty one (21) days (or forty five (45) days in the case of a group layoff) following termination, or all rights to payment or receipt of benefits hereunder lapse.

8.    Compliance with Covenants. If a Participant, at any time before all payments or benefits due hereunder are paid, fails to comply with the Participant’s obligations under Sections 10 and 11 below, the Company may cease payment hereunder and any further amounts due shall be deemed a “disputed payment” for purposes of Code Section 409A-2(g) payable only as and if required as a result of the dispute resolution provisions in Section 19 hereof.

9.    Protection of Company Property. The Participant acknowledges that his services in exchange for which certain promises made under this Plan are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, the Participant covenants and agrees as follows:

(a)    No Disclosure or Use of Confidential Information. The Participant will not, at any time, communicate or divulge to or use for the benefit of himself or any other person, firm, association or corporation (other than the Company and its subsidiaries), without the prior written consent of the Company, any Confidential Information (as defined below) owned or used by the Company or any of its subsidiaries or affiliates that may be communicated to, acquired by or learned of by the Participant in the course of, or as a result of, his employment with the Company or any of its subsidiaries or affiliates. All Confidential Information relating to the business of the Company or any of its subsidiaries or affiliates which the Participant shall use or prepare or come into contact with shall become and remain the sole property of the Company or its subsidiaries or affiliates, as applicable. ”Confidential Information” means information not generally known about the Company and its subsidiaries, affiliates, strategic partners, services and products, whether written or not, including information relating to research, development, purchasing, marketing plans, computer software or programs, any copyrightable material, trade secrets and proprietary information, including, but not limited to, information about their past, present and future financial condition, pricing strategy, prices, suppliers, cost information, business and marketing plans, the markets for their products, key personnel, past, present or future actual or threatened litigation, current and prospective customer lists, operational methods, acquisition plans, prospects, plans for future development and other business affairs and information about the Company and its subsidiaries, affiliates and strategic partners not readily available to the public. The Participant may disclose Confidential Information only to the extent it (i) becomes part of the public domain other than as a result of the Participant’s breach hereof or (ii) is required to be disclosed by applicable law or by order of any court of competent jurisdiction. If the Participant is required by applicable law or regulation or by legal process to disclose any Confidential Information, the Participant will provide the Company or any of its subsidiaries, affiliates or strategic partners with prompt notice thereof so as to enable the Company to seek an appropriate protective order.

(b)    Non-Disparagement. The Participant will not, at any time, take any action or make any public statement, including, without limitation, statements to individuals, subsequent employers, vendors, clients, customers, suppliers or licensors or the news media, that would disparage, defame or place in a negative light, the Company, any of its subsidiaries or affiliates, or any of their respective officers, directors, employees, successors, business services or products; provided that nothing herein shall restrict the Participant from making statements in good faith that are required by applicable law, applicable regulatory process or by order of any court of competent jurisdiction.

(c)    Return of Company Property, Records and Files. Upon the termination of the Participant’s employment at any time and for any reason, or at any other time the Company may so request, the Participant shall promptly deliver to the Company all of the property and equipment of the Company, its subsidiaries and affiliates (including any cell phones, credit cards, personal computers, etc.) and any and all documents, records and files, including any notes, memoranda, customer lists, reports or any and all other documents, including any copies thereof, whether in hard copy form or electronic form, which relate to the Company, its subsidiaries or affiliates, and/or their respective past and present officers, directors, employees, consultants, successors or assigns (collectively, the “Company Property, Records and Files”); it being expressly understood that, upon termination of the Participant’s employment at any time and for any reason, the Participant shall not be authorized to retain any of the Company Property, Records and Files, any copies thereof or excerpts therefrom.

10.    Section 409A Matters.

(a)    To the fullest extent applicable, amounts and other benefits payable under this Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same (collectively, “Section 409A”) in accordance with one or more of the exemptions available under Section 409A. This Plan shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.  In this regard, each such payment hereunder that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii) shall be deemed a separate payment for purposes of Section 409A.
(b)    Notwithstanding anything in this Plan or elsewhere to the contrary, if the Participant is a “Specified Employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined by the Compensation Committee) on the date of his termination of employment, and the Company reasonably determines that any amount or other benefit payable under this Plan on account of the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code, constitutes nonqualified deferred compensation (after taking into account all exclusions applicable to such payments under Section 409A) that will violate the requirements of Section 409A(a)(2) if paid at the time specified in the Plan, then the payment thereof shall be postponed to and paid on the first business day after the expiration of six months from the date of Participant’s termination of employment or, if earlier, the date of the Participant’s death (the “Delayed Payment Date”), and the remaining amounts or benefits shall be paid at the times otherwise provided under this Plan. The Company and the Participant may agree to take other actions to avoid a violation of Section 409A at such time and in such manner as permitted under Section 409A.  If this Section 13(c) requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date together with interest for the period of delay, compounded monthly, and calculated at the prime rate as set forth in the Eastern edition of the Wall Street Journal on the date of termination. If a benefit subject to the delayed payment rules of this Section 13(c) is to be provided other than by the payment of money to the Participant, then the Participant must first pay such amount (either to the Company or to the party the company would otherwise pay on the Participant’s behalf) to the Company of the full taxable value of the benefit and then, on the first business day following the Delayed Payment Date, the Company shall repay the Participant for the advance payments made by the Participant pursuant to the terms of this sentence which would otherwise not have been required of the Participant.

(c)    The date of the Participant’s “separation from service,” as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of his termination of employment for purposes of determining the time of payment of any amount that becomes payable to the Participant hereunder upon his termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A and for purposes of determining whether the Participant is a “Specified Employee” on the date of his termination of employment.

(d)    Notwithstanding any provision of this Plan to the contrary, the time of payment of any awards that are subject to Section 409A as “nonqualified deferred compensation” and that vest on an accelerated basis pursuant to this Plan shall not be accelerated unless such acceleration is permissible under Section 409A.

11.    No Duty to Mitigate; No Offset. The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Plan shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Participant or others whether in respect of claims made under this Plan or otherwise; provided, that the Company shall have the right to offset any such payments against amounts owed by the Participant to the Company. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts, benefits and other compensation payable or otherwise provided to the Participant under any of the provisions of this Plan, and (subject to the foregoing proviso) such amounts shall not be reduced, regardless of whether the Participant obtains other employment.

12.    Forfeiture and Repayment. The Participant acknowledges and agrees that all compensation and benefits payable or otherwise provided under this Plan are subject to forfeiture and recoupment, may be modified, may be cancelled without payment and/or a demand for repayment of such compensation and benefits may be made upon the Participant on the basis of: (a) any provision of the Company’s forfeiture and recoupment policies in effect prior to the date of the Participant’s termination or (b) if such compensation or benefits are required to be forfeited or repaid to the Company pursuant to applicable law or regulatory requirements as in effect from time to time. Without limiting the generality of the foregoing, if the Board or any appropriate committee thereof determines that any fraud or intentional misconduct by the Participant was a significant contributing factor to the Company having to restate all or a portion of its financial statements, the Board or such committee may require reimbursement of any bonus or incentive compensation paid to the Participant, cause the cancellation of outstanding equity awards, and seek reimbursement of any gains realized by the Participant on the exercise of stock options, in each case to the extent that (i) the amount of the compensation was calculated based upon the achievement of financial results that were subsequently reduced due to a restatement and (ii) the amount of the compensation that would have been awarded had the financial results been properly reported would have been lower than the amount actually awarded.

13.    Cooperation. Each Participant who receives a benefit under this Plan shall reasonably cooperate with the Company and its subsidiaries following a termination of employment in connection with a Change in Control and be reasonably available with respect to matters arising out of the Participant’s services to the Company and its subsidiaries.

14.    Assignment; Binding Plan. The Company may assign this Plan to any successor or assign of the Company. This Plan is not assignable by the Participant and is binding on him or her and his or her executors and other legal representatives. This Plan shall bind the Company and its successors and assigns and inure to the benefit of the Participant and his or her heirs, executors, administrators, personal representatives, legatees or devisees. The Company shall assign this Plan to any entity that acquires substantially all of its assets or business.

15.    Notice. All notices and other communications under this Plan shall be in writing and shall be given by hand, fax, overnight commercial courier or first class mail (certified or registered with return receipt requested), and shall be deemed to have been sufficiently given when received by the other party (regardless of the method of delivery, including, without limitation on the date of transmission thereof if sent by electronic facsimile transmission and delivery is confirmed), or if sent by registered or certified mail, postage and fees prepaid, on the earlier of the date of receipt or the fifth business day after mailing. Such notices shall be addressed as follows:

If to the Company:            United Financial Bancorp, Inc.
45 Glastonbury Boulevard
Suite 200
Glastonbury, CT 06033
Attn: Chair, Compensation Committee

If to the Participant:	to the Participant’s address contained in the personnel records of the Company

Any party may change such party’s address for notices by notice duly given pursuant hereto.

16.    Entire Plan. This Plan contains the entire agreement of the parties relating to the subject matter hereof and supersedes all oral or written prior discussions, agreements and understandings of every nature with respect thereto.

17.    Waiver. The failure of any party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Plan, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Plan.

18.    Withholding. Notwithstanding any other provision of this Plan, the Company may withhold from amounts payable under this Plan all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

19.    Governing Law. This Plan is intended to be a “employee welfare benefit plan” or exempt as a “top hat” pension benefit plan under subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and shall be interpreted, administered and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to this Plan to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, this Plan shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut that are applicable to contracts made and intended to be performed within the State, notwithstanding the principles of conflicts of law thereof or of any other jurisdiction to the contrary and without regard to wherein the Participant may reside, where the Company is located or its business conducted or where any violation of this Agreement occurs.

20.    Dispute Resolution.

(a)    Arbitration.

(i)    The parties hereto agree that any and all disputes that may arise in connection with, arising out of or relating to this Plan shall be submitted to final and binding arbitration in Hartford County, Connecticut according to the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association at the time in effect. If there is any conflict between such rules and procedures and this Section 19, the provisions of this Section 19 shall prevail. The arbitration shall be conducted before a panel of three arbitrators, one to be selected by each of the parties and the third to be selected by the other two. The arbitrators may grant any remedy or relief, including, but not limited to, specific performance of a contract or contractual right and equitable or injunctive relief; provided, however, that the arbitrators shall have no authority to order a modification or amendment of this Agreement. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(ii)    This arbitration obligation extends to any and all claims that may arise by and between the parties hereto or their subsidiaries, affiliates, successors or assigns in connection with, arising out of or relating to this Plan, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under any State constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, ERISA, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

(iii)    The Participant understands that by participating in this Plan, the Participant is waiving his rights to have a court determine the Participant’s rights, including under federal, state or local statutes prohibiting employment discrimination, including sexual harassment and discrimination on the basis of age, race, color, religion, national origin, disability, veteran status or any other factor prohibited by governing law. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY FOR ANY DISPUTES HEREUNDER.

(iv)    Notwithstanding the foregoing, nothing in this Section 19 shall prevent the Company, its subsidiaries, affiliates, successors or assigns from exercising their right to bring an action in any court of competent jurisdiction for specific performance, injunctive or other equitable relief to compel the Participant to comply with its obligations under Section 9 of this Plan.

(b)    Legal Fees. If any action is brought under this Section 19, the parties will bear the expense of deposits and advances required by the arbitrators in equal proportions, but such amounts shall be subject to recovery as an addition or offset to any award. For any action brought in connection with a termination of the Participant outside of the Change in Control Protection Period, the arbitrators may award to the prevailing party, as determined by the arbitrators, all costs, fees and expenses related to the arbitration which have been incurred by the prevailing party, including reasonable fees and expenses of attorneys, accountants and other professionals. For any action brought in connection with a termination during the Change in Control Protection Period in which the Participant prevails on at least one material claim at issue, the arbitrators shall award to the Participant the reasonable fees and expenses of attorneys incurred by the Participant in connection with any such claim on which the Participant has prevailed.

21.    Survival. This Plan shall survive the termination of the Participant’s employment and the expiration of the Term to the extent necessary to give effect to its provisions. The existence of any claim or cause of action by the Participant against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Plan.
22.    Severability. In case any one or more of the provisions contained in this Plan is, for any reason, held invalid in any respect, such invalidity shall not affect the validity of any other provision of this Plan, and such provision shall be deemed modified to the extent necessary to make it enforceable.

23.    At Will Employment. The Participant and the Company acknowledge that the employment of the Participant by the Company is “at will” and nothing in this Plan shall be construed to create for any Participant any right of continued employment with the Company.

24.    Due Authorization. The execution of this Plan has been duly authorized by the Company by all necessary corporate action.

25.    Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of the Plan.